Exhibit 3.8
ARTICLES OF ORGANIZATION
OF
ARBOR E&T, LLC
ARTICLE I
Name
     The name of the limited liability company (the “Company”) is Arbor E&T, LLC.
ARTICLE II
Registered Office; Registered Agent
     The street address of the initial registered office of the Company is 1511 Kentucky Home Life Building, 239 South Fifth Street, Louisville, Kentucky 40202 and the name of the initial registered agent at such office is CT Corporation System.
ARTICLE III
Principal Office
     The mailing address of the initial principal office of the Company is 10140 Linn Station Road, Louisville, Kentucky 40223.
ARTICLE IV
Management
     The Company is to be managed by its manger(s).
     IN WITNESS WHEREOF, these Articles of Organization have been duly executed by the undersigned on the 15th day of November, 2002 for the purpose of forming a limited liability company under the Kentucky Limited Liability Company Act.

RES-CARE, INC.

By:	/s/ David Waskey

David S. Waskey, General Counsel and
Assistant Secretary

This instrument was prepared by:

/s/ Mary D. Peters
Mary D. Peters
Associate General Counsel
Res-Care, Inc.
10140 Linn Station Road
Louisville, KY 40223
(502) 394-2384

CONSENT TO APPOINTMENT OF REGISTERED AGENT
     The undersigned hereby consents to and accepts his appointment as the registered agent for Arbor E&T, LLC, a Kentucky limited liability company.

C T Corporation System	/s/ Susan J. Metze